Exhibit 21.1
List of Subsidiaries

Name	Jurisdiction of Incorporation or Organization
Five Point Operating Company, LP	Delaware
Five Point Opco GP, LLC	Delaware
Five Point Capital Corp.	Delaware
Five Point Communities Management, Inc.	Delaware
Five Point Communities, LP	Delaware
Five Point Land, LLC	Delaware
LSHC Holding Company, LLC	Delaware
NWHL GP LLC	Delaware
The Newhall Land and Farming Company (A California limited partnership)	California
The Newhall Land and Farming Company, Inc.	Delaware
The Newhall Land and Farming Company, LLC	Delaware
LandSource Communities Development Sub LLC	Delaware
Legacy Lands, LLC	Delaware
SRV Holdings	Florida
Stevenson Ranch Venture, LLC	Delaware
Five Point Heritage Fields, LLC	Delaware
FPOVHI Member, LLC	Delaware
Five Point Valencia Landbank, LLC	Delaware
The Shipyard Communities, LLC	Delaware
The Shipyard Communities Retail Operator, LLC	Delaware
CP Development Co., LLC	Delaware
TSC Management Co., LLC	Delaware
MDP Holding Company, LLC	Delaware
Madera DP2, LLC	Delaware